EXHIBIT 12




         CATERPILLAR FINANCIAL SERVICES CORPORATION

           STATEMENT SETTING FORTH COMPUTATION OF
              RATIO OF PROFIT TO FIXED CHARGES
                         (Unaudited)
                    (Millions of Dollars)



                                    Three Months
                                       Ended
                                  March     March
                                   31,       31,
                                   1997      1996

Net Income                        $  27.0    $ 16.3

Add:
  Provision for income taxes         14.6      10.2

Deduct:
  Equity in profit of                 (.5)      (.4)
partnerships

Profit before taxes               $  41.1   $  26.1

Fixed charges:
  Interest on borrowed funds       $ 79.5    $ 73.7
  Rentals at computed interest*        .7        .6

Total fixed charges                 $80.2   $  74.3

Profit before taxes plus fixed    $ 121.3   $ 100.4
charges

Ratio of profit before taxes
plus                                 1.51      1.35
  fixed charges to fixed charges

*Those portions of rent expense that are representative of interest cost.